Exhibit 99.1

County of Maui Communications Office Kalana O Maui building 200 South High St., 9th Floor Wailuku, Hawai‘i 96793 Media phone: (808) 463-0898

PRESS RELEASE

For Immediate Release

May 18, 2026

Historic County-Maui Land & Pineapple MOU sets framework for long-term water security, public stewardship

Plan calls for County acquisition of MLP’s West Maui water system, other assets

In a historic step toward securing water resources for public trust, Mayor Richard Bissen announced a Memorandum of Understanding (MOU) with Maui Land & Pineapple Co. Inc. (MLP) to acquire its West Maui water infrastructure. This marks the critical first phase of a broader effort that would also secure additional private water systems in Olowalu and Launiupoko. This will increase public stewardship of West Maui’s drinking water systems from 45% to 93% while supporting much-needed housing development for local residents.

“This monumental move by County government to acquire private water systems represents our commitment to long-term water stewardship for future generations,” Mayor Bissen said. “Transitioning Maui Nui water resources to the public trust strengthens the County’s ability to improve water resiliency and support critical affordable housing projects, traditional and cultural practices, emergency response, agriculture needs and environmental protection. This MOU caps a year of negotiations with MLP, and we appreciate their willingness to engage and work collaboratively toward solutions that provide long-term public benefit.”

The MOU is a formal declaration of intent that establishes a framework for the County acquiring MLP’s West Maui water system, along with select Upcountry water infrastructure and other MLP assets. In addition to the transition from private to public ownership of water systems, the MOU also creates opportunities for the County to increase workforce and affordable housing supply for local families.

“It’s our honor to collaborate with the County on this historic milestone – strengthening water and housing security for current and future generations,” MLP CEO Race Randle said. “Maui County continues to demonstrate a holistic understanding of all elements of a water system – from critical watersheds to our streams, aquifers and wells.”

The MOU provides the framework for the transfer of the following MLP West Maui water assets to the County of Maui:

●	Honokōhau Ditch System, including its ditch and associated tunnels, siphons, pipelines and key reservoirs.
●	Puʻu Kukui Watershed, a long-term ground lease for the 8,661-acre watershed preserve to maximize rainfall capture and retention for surface water and groundwater systems in West Maui
●	Four Honokōwai aquifer wells in the Kahana ahupuaʻa
●	Three Honolua aquifer wells in the Honokahua ahupuaʻa
●	Two proposed, new Honolua aquifer well sites in the Mailepai ahupuaʻa
●	Proposed 50-acre, approximately 120-million-gallon reservoir site to support the County’s Mahinahina water treatment facility
●	Kahana Pump Station

As part of the agreement, an existing Upcountry well in Piʻiholo would also be acquired, along with land for additional well sites and water storage, as well as non-water infrastructure assets. The non-water assets include a Mokuʻula land parcel, Kahana roadway and land in Hāliʻimaile for a Police substation and a Fire station.

The purchase price of MLP assets will be established through formal County appraisals and system assessments, and estimates are not yet available. Conditions of the final sale are still being negotiated, and the acquisition must be approved by the Maui County Council.

Taking critical steps toward fulfilling his administration’s priorities and commitment to have Maui Nui’s water resources managed in the public trust, Mayor Bissen announced earlier this year that the County is in negotiations with MLP, Kamehameha Schools and West Maui Land to acquire key water system assets, including the Olowalu and Launiupoko irrigation and water companies.

If successful, water systems in West Maui, including both drinking and irrigation, will transition from 25% to 65% publicly owned.

More importantly, public stewardship of drinking water systems in West Maui will increase from 45% to 93%, representing a major step toward ensuring this essential resource is managed in the public trust.

“My administration is committed to long-term stewardship, responsible planning and protecting Maui County’s future,” Mayor Bissen said. “Water security and resiliency are foundational to a strong and sustainable community. This monumental step with MLP demonstrates what can happen when organizations come together around shared community priorities.”

For more information on MLP, visit www.mauiland.com. For more information on the County of Maui, visit www.mauicounty.gov.

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